EXHIBIT  (99)-B




    ENERGY SUPPLY DISPUTE AT KIMBERLY-CLARK'S MOBILE, ALA., FACILITY SETTLED; COMPANY TO RECORD A CHARGE OF THREE CENTS PER SHARE FOR A ONE-TIME PAYMENT
                       UNDER TERMS OF ARBITRATION RULING

           RULING WILL NOT INCREASE ENERGY COSTS IN 2002 AND BEYOND

DALLAS, February 1, 2002-Kimberly-Clark Corporation (NYSE: KMB) today announced that it has received an arbitration ruling that resolves the second of two disputes involving the company's Mobile, Ala., operations. As previously reported, the disputes relate to the closure of the company's Mobile pulp mill in 1999 and the supply of energy to the company's tissue mill there through December 2001. Based on the terms of the ruling, the company will record a pretax charge of approximately $27 million for a one-time payment to Mobile Energy Services Company, L.L.C. ("MESC"). The ruling will not affect energy service or cause energy costs to increase at Mobile in 2002 and beyond.
    Under applicable accounting rules, the charge will be included in the company's results for 2001 as a subsequent event, reducing previously reported diluted net income of $3.05 per share to $3.02 per share. The charge does not affect previously reported earnings before unusual items of $3.27 per share.
    Wayne R. Sanders, Kimberly-Clark's chairman and chief executive officer, said, "We are pleased to get these disputes with MESC behind us. Closing the Mobile pulp mill was an important strategic decision that improved both our competitive position and our financial position. The decision enabled us to improve products like Scott bathroom tissue by using fibers from other sources. The product improvement at Mobile has contributed to an 18 percent increase in

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sales  volumes  of  Scott bathroom tissue since 1999.  In addition, we avoided more than $250 million in capital spending that would have been required in 1999 to comply with new environmental regulations and would have increased our
pulp  costs  without  improving  productivity  or  product  quality.   We also
realized approximately $450 million in proceeds from the sale of timberlands and other operations associated with the pulp mill."
    Kimberly-Clark Corporation is a leading consumer products company. Its global personal care, tissue and health care brands include Huggies, Pull-Ups, Kotex, Depend, Kleenex, Scott, Kimwipes, Kimberly-Clark, WypAll, Safeskin and
Tecnol.    Other  brands  well known outside the U.S. include Andrex, Scottex,
Page, Popee and Kimbies. Kimberly-Clark also is a major producer of premium business, correspondence and technical papers. The company has manufacturing operations in 41 countries and sells its products in more than 150 countries.

    Certain matters contained in this news release concerning the business outlook, including new product introductions, cost savings and acquisitions, anticipated financial and operating results, strategies, contingencies and transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. For a description of certain factors that could cause the company's future results to differ materially from those expressed in any such forward-looking statements, see the section of Part I, Item 1 of the company's Annual Report on Form 10-K for the year ended December 31, 2000 entitled "Factors That May Affect Future Results."

Kimberly-Clark  Web  site:  www.kimberly-clark.com
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